RESIGNATION AND CONSULTING
AGREEMENT AND GENERAL RELEASE

THIS RESIGNATION AND CONSULTING AGREEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into as of this 21 day of May, 2015, by and between Spirit AeroSystems, Inc. (the "Company" or "Employer"), Spirit AeroSystems Holdings, Inc., the parent of the Company (the "Parent"), and David M. Coleal (the "Executive" or "you").

FOR YALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Resignation. Effective as of the close of business on June 11, 2015 (the "Resignation Date"), the Executive's employment with the Company will end by virtue of his resignation, and as of the close of business on the Resignation Date, the Executive resigns from his employment with the Company and from any and all other positions he holds as an employee, officer, or director of the Company, the Parent, or any of their subsidiaries or affiliates.

2.     Payments.

(a) Consulting Services. For a period of two years following the Resignation Date (the "Consulting Term"), the Executive agrees that he shall provide consulting and transition services to the Company at such times as are reasonably directed by the Company. It is the expectation of the Company and the Executive that the level of bona fide services the Executive will perform after the Resignation Date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive on behalf of the Company, the Parent and their subsidiaries or affiliates over the immediately preceding thirty-six (36) month period and, as such, the Executive shall experience a "separation from service" as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder on the Resignation Date.

In consideration for the Executive's consulting services and in consideration of both (i) the release of all claims described below in Paragraph 3 (including the reaffirmation thereof through the Resignation Date), and (ii) the Protective Agreement described in Paragraph 7, the Company agrees to compensate the Executive at an annual rate of $150,000 (the "Consulting Fees") during the Consulting Term. The Consulting Fees shall be payable in substantially equal installments in accordance with the Company's payroll policies for executive level positions from time to time in effect during the Consulting Term.

The foregoing notwithstanding, the Consulting Term shall earlier terminate upon the Executive's death. Upon the expiration of the Consulting Term as the result of the Executive's death, the Company shall have no further payment obligations hereunder except for Consulting Fees which are earned through the date of the Executive's death.

The Company and the Executive acknowledge and agree that the payments made in this Paragraph 2(a) are "wages" for purposes of FICA, FUTA and income tax withholding and such taxes, if not previously withheld, shall be withheld from the payments made hereunder. One

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thousand dollars ($1,000.00) of such payments shall be specifically in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and as described in Paragraph 3 hereof, and the Executive agrees that such consideration is in addition to anything of value to which he is already entitled.

(b) Other Continuing Rights. The Company shall continue to pay the Executive his base salary at his annual salary rate currently in effect through the Resignation Date. The Executive agrees that, except for (1) his accrued base salary earned through the Resignation Date, and (2) awards made (if any) and benefits accrued (if any) on or before the Resignation Date under the terms of one or more Company benefit plans, including, but not limited to, the Spirit AeroSystems Holdings, Inc. Omnibus Incentive Plan (“OIP”) (including the Short-Term Incentive Program and Long-Term Incentive Program under the OIP), the Spirit AeroSystems Holdings, Inc. Deferred Compensation Plan ("DCP"), and the Spirit AeroSystems Holdings, Inc. Retirement and Savings Plan ("RSP"), he has been paid (or, as of the Resignation Date, will have been paid) all other compensation due to him, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. Except as set forth above, no other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Company or the Parent, and any such sums (whether or not owed) are hereby expressly waived by the Executive. The foregoing notwithstanding, following the Resignation Date, the Executive (i) may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, (ii) shall be entitled to receive his account balance under the RSP in accordance with the terms of such plan, and (iii) shall be entitled to reimbursement for reasonable business expenses incurred in performing the consulting services in accordance with the Company's expense reimbursement policies.

(c) Continuing Entitlement. The Executive acknowledges that his continuing entitlement to payments under Paragraph 2(a) shall be conditioned upon his continuing compliance with Paragraphs 4, 5, 6, 7, 10(a) and 14 of the Agreement and any material violation of Paragraphs 4, 5, 6, 7, 10(a) or 14 by the Executive shall terminate the Company’s obligation to continue to make payments in accordance with Paragraph 2(a).

3. General Release. As a material inducement to the Company and the Parent to enter into this Agreement and in consideration of the payments to be made by the Company and the Parent to the Executive in accordance with Paragraph 2(a) above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, hereby agrees to release and hold harmless the Company, the Parent, and their respective shareholders, officers, directors, employees, agents, representatives, subsidiaries, affiliates and all employee benefit plans sponsored or contributed to by the Company or the Parent (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "Released Parties") from and waive any claim that Executive has presently or may have or have had in the past, known or unknown, against the Released Parties upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through and including the Resignation Date, including, without limitation, all claims arising from

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Executive's employment with, or termination of employment from, the Company or the Parent or otherwise.

This Agreement and general release is valid whether any claim or right arises under any federal, state or local statute, including, without limitation, the ADEA, the 1990 Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act of 1 990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Fair Labor .Standards Act, the Worker Adjustment and Retraining Notification Act (WARN), the Lilly Ledbetter Fair Pay Act, all as amended from time to time, and any other Federal, Kansas or other laws, statutes or regulations pertaining in any way to wage payment, employment discrimination, whistleblowing, implied or express contract, or in any other way pertaining to Executive's employment, and all other applicable statutes regulating the terms and conditions of Executive's employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge, slander, libel or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and/or the Parent and Executive, including, without limitation, any claim Executive might have for termination or severance pay pursuant to the Company's severance policies or practices as from time to time in effect, or otherwise.

Executive agrees, represents and warrants that Executive is the sole owner of the claims that are released in this Agreement and that Executive has the full right and power to grant, execute and deliver the releases and promises in this Agreement. The consideration offered in this Agreement (including, without limitation, the payments described in Paragraph 2(a)) is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further recovery of any kind from the Company or the Parent, and that in the event of any further proceedings whatsoever based upon any matter released herein , the Company or the Parent shall have no further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses and attorneys' fees incurred by Executive or on Executive's behalf.

4. Covenant Not to Sue. The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 3 above, and further agrees that this Agreement will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 3 above, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

5. Indemnification. The Executive will fully indemnify the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors against and will hold the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including, without limitation, reasonable attorneys'

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fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Agreement and the conduct of the Executive hereunder, including without limitation any material breach or willful failure to comply with any or all of the provisions of this Agreement.

6. No Disparaging, Untrue or Misleading Statements. The Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Released Parties or their products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Released Parties' behalf).

7. Confidential Information, Intellectual Property, Non-Competition and Non- Solicitation. In addition to any agreement related to intellectual property rights, trade secrets, confidential information and /or work products previously executed by the Executive, including without limitation the Employee Intellectual Property and Confidentiality Agreement, the Noncompetition and Confidentiality Agreement, and your Employment Agreement, Executive agrees that all Intellectual Property (as defined below) that Executive, individually or jointly with others (in whole or in part), invent, discover, originate, conceive, design, draw, develop, write, prepare, or participate in through the Resignation Date, whether during working hours or otherwise, that arises out of, relates to, suggested by, or results from the Company's trade secrets, confidential or proprietary information, his duties for Company, Company's business, or Company's anticipated business development ("Employer Rights") is the sole property of the Company and a "work made for hire" and/or "invention for hire." To the extent all Employer Rights do not automatically vest in the Company by operation of law or otherwise, Executive hereby assigns and grants to the Company all of the right, title, and interest of every kind and nature in any such Employer Rights, free and clear of liens, claims, or encumbrances, without additional compensation for doing so. Executive agrees to assist the Company at its expense for out-of-pocket expenses reasonably incurred in perfecting the Company's rights in the Employer Rights, and hereby irrevocably appoints the Company his attorney-in-fact to execute and file any documents necessary or convenient for that purpose. Executive hereby waives any moral rights to any Employer Rights. For the purposes of this Agreement, the term "Intellectual Property" means on a worldwide basis, any and all now known or hereafter known tangible and intangible intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license, or otherwise, including without limitation, trademarks, copyrights, inventions, and patents, and all applications and registrations thereof. Nothing in this section requires the assignment of any of your rights in any inventions (as that term is used in applicable law) for which no equipment, supplies, facilities, or trade secret information of Company is used and which is developed entirely on your own time, unless (i) the invention relates to the business of Company or to Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by you for Company. By signing your name below, you acknowledge being been given written notice of this exception.

Executive further agree that he will not at any time divulge to any other entity or person any information acquired by him concerning the financial or legal affairs of the Company, its affiliates and subsidiaries, its officers, directors, employees and/or shareholder or the Employer's or the Company's business processes or methods or research, environmental health

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and safety processes, procedures, or initiatives, development or marketing programs or plans, any other of its trade secrets, any information concerning this Agreement or the terms thereof or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Company or any of its directors, officers, employees or agents or their respective family members. During the course of Executive’s employment he received and was privy to the Company's attorney-client and work product privileged information. Executive specifically acknowledges and agrees that he does not have the authority to address the company's legal affairs or to waive the Company's attorney-client privilege or work product privilege, and agrees that he will not disclose any such information. Confidential information does not include (i) information which is required to be disclosed by court order, subpoena or other judicial process, subject to provisions of this Agreement (ii) information regarding your job responsibilities during your employment with the Employer to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to Executive's spouse or tax advisor for purposes of obtaining tax advice provided that such persons are made aware of and agree to comply with the confidentiality obligation, or (iv) information which is necessary to be disclosed to Executive's attorney to determine whether he should enter into this Agreement.

In the event that Executive seeks or are sought make disclosure under any agency or law enforcement investigation, court order, subpoena, or other judicial process, Executive will cooperate with the Company and provide the Company with prompt written notice of such request, take all steps requested by the Company to defend against the compulsory disclosure of confidential information, and permit the Company to participate with counsel of its choice in any proceeding relating to the compulsory disclosure. Executive acknowledges that all information, the disclosure of which is prohibited by this Section, is of a confidential and proprietary character and of great value to the Company. Executive also acknowledges that, to the extent he had access to and became acquainted with confidential information of the Company, he shall not use such information for any purpose, including using such information on behalf of himself or any third party.

The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or any posting on the Internet. In addition to any and all other remedies available to the Company for any violation of this Section, you agree to immediately remit and disgorge to the Company any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts.

Executive acknowledges and agrees that he remains bound to his non-competition and non-solicitation obligations, as set forth in his Employment Agreement with the Company.

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However, in exchange for Executive's execution of this Agreement, the Company agrees that, notwithstanding any contrary language in the Noncompetition Agreements, Executive may be employed as President, Bombardier Business Aircraft immediately following the Resignation Date, provided that Executive's role in that position (or any other position) does not involve the Bombardier's C-Series, or any other commercial aircraft, or aerostructures activities. All other terms and conditions of the Noncompetition Agreements remain in full force and effect, including restrictions against competition with the Company in any position or business activity; the solicitation of Company employees; and the disclosure of confidential information.

8. Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

9. Waiver. A waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver or estoppel of any subsequent breach by such breaching party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or the Executive, as applicable.

10.     Miscellaneous Provisions.

(a) Non-Disclosure. Other than as mandated by law, the Executive agrees that he will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning this Agreement's terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family unless and until such time as the terms of the Agreement are publicly filed by the Parent pursuant to the Parent's filing obligations under the Securities Exchange Act of 1934 (a "Public Filing"). Should the Executive disclose information about this Agreement to his immediate family, his attorney and/or tax and financial advisors prior to a Public Filing, he shall advise such persons that they must maintain the strict confidentiality of such information and must not disclose it unless otherwise required by law.

(b) Representation. The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that the Company advised him to consult with an attorney prior to executing this Agreement and further advised him that he had twenty-one (21) days within which to review and consider this Agreement and that, if he signs this Agreement in less time, he has done so voluntarily in order to obtain sooner the benefits under this Agreement. The Executive is

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voluntarily entering into this Agreement and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Agreement. The Executive is relying on his own judgment and that of his attorney to the extent so retained. The Executive also specifically affirms that this Agreement clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

(c) Revocation. The Executive acknowledges that he has seven (7) days from the date this Agreement is executed in which to revoke his acceptance of the ADEA portion of this Agreement, and such portion of this Agreement will not be effective or enforceable until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to the Company's principal place of business, to the attention of the Company's general counsel, on or before the seventh day after signing and must expressly state the Executive's intention to revoke the ADEA portion of this Agreement. If the Executive revokes his acceptance of the ADEA portion of the Agreement, the remainder of the Agreement shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA (and the consideration attributable thereto), and the Company will have three (3) business days to rescind the entire Agreement by so notifying the Executive.

(d) Return of Property. By signing this Agreement, the Executive affirms that he shall have returned to the Company all of the Company‘s and the Parent's and their respective subsidiaries property that was in the Executive's possession, custody or control by the Resignation Date, including, without limitation, (i) all keys, access cards, credit cards, computer hardware, computer software, data, materials, documents, records, policies, client and customer information, marketing information, design information, specifications and plans, data base information and lists, and any other property or information of the Company, the Parent and their subsidiaries (whether those materials are in paper or computer-stored form), and (ii) all documents and other property containing, summarizing, or describing any Confidential Information, including all originals and copies, except for property which the Company may otherwise agree in writing that the Executive may retain in order to perform the consulting services hereunder or otherwise. Any property of the Company or the Parent which the Executive is permitted to retain in connection with the consulting services shall be returned when such services terminate. The Executive affirms that he will not retain any such property or information in any form (except as permitted in accordance with the preceding provisions of this Paragraph 10(d)), and will not give copies of such property or information or disclose their contents to any other person. The foregoing provisions notwithstanding, the Company will provide to Executive the information technology described in paragraph (2), and at no cost or charge, the cell phone and tablet computer used by him while an employee of Company, provided that such devices are made available to the Company and that the Company has taken appropriate and necessary steps to remove any proprietary or confidential information from said devices, as needed. Executive acknowledges and agrees that if he discovers any such information on these devices, he will immediately notify the Company so that additional steps can be taken to ensure that such information is removed. Nothing in this paragraph in any limits Executive's obligations or responsibilities related to the use of the Company’s confidential information.

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11. Complete Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive's employment with the Company and the Parent or the termination of the Executive's employment with the Company and the Parent, including, but not limited to, the Employment Agreement. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Agreement.

12. No Pending or Future Lawsuits. The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Released Parties. The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Released Parties.

13. No Admission of Liability. The Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or known disputed claims by the Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or known claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or any third party.

14. Future Cooperation. Upon request, Executive agrees to provide his full assistance and cooperation in any matter or matters (including but not limited to any claim negotiations with customers or suppliers, law enforcement investigations or proceeding, mediations, arbitrations, lawsuits, or otherwise, including but not limited to matters relating to ongoing Spirit arbitration or other litigated matters with customers or suppliers) relating to his expertise or experience as the Company may reasonably request, including consulting, training, the preparation for, and I or attendance at any hearing or proceeding in the Company's defense or prosecution of any existing or future actions, arbitrations, claims or litigations of which the Company identifies Executive as potentially having knowledge, where deemed appropriate by the Company. The Company will reimburse Executive for the reasonable costs and expenses in connection therewith, provided however that such payments are not intended to influence in any way the testimony Executive gives under oath, and the Company expects Executive to testify truthfully. The Company's agreement to reimburse Executive through this Agreement is not based, conditioned or contingent in any way on the substance, content or efficacy of Executive's testimony, or the outcome of any particular matter. The Company is reimbursing Executive for the revenue Executive loses while spending time relating to these issues, and Executive's reasonable expenses due to the same.

15. Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

16. Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall

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be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

17. Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Kansas, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue Sedgwick County, Kansas. In addition, the Executive and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Release.

18. Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF file (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

[Signature page follows.]

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PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Executive, the Company and the Parent have voluntarily signed this Resignation and Consulting Agreement and General Release, effective as of the first date set forth above.

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Sam Marnick
Its:	CAO\SVP	/s/ David Coleal
DAVID COLEAL

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Sam Marnick
Its:	CAO\SVP

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